• The partnership reported $86 million of net income attributable to the partnership, $87 million of net cash provided by operating activities, $119 million of adjusted EBITDA attributable to the partnership and $97 million of cash available for distribution.

• Completed an $825 million acquisition on December 1st of strategic onshore and offshore assets.

• Fourth quarter distribution of $0.333/unit, up 4.7% from previous quarter and 20% from the fourth quarter of 2016.

HOUSTON, February 27, 2018 – Shell Midstream Partners, L.P. (NYSE: SHLX), a growth-oriented mainstream midstream master limited partnership formed by Royal Dutch Shell plc (RDS), reported net income attributable to the partnership of $86.4 million for the fourth quarter of 2017, which equated to $0.35 per common limited partner unit. Shell Midstream Partners also generated adjusted earnings before interest, income taxes, depreciation and amortization attributable to the partnership of $118.7 million and cash available for distribution of $97.0 million.

“This was an important year for Shell Midstream Partners,” said John Hollowell, CEO, Shell Midstream Partners. “We continued to deliver against our strategy, taking steps to diversify our portfolio, both in terms of asset classes and geography, all while sustaining our growth promises. Specifically, we acquired approximately $1.5 billion of assets from Shell - all high quality, strategic midstream assets that play an integral role in connecting North America’s energy infrastructure.”

During the fourth quarter, Shell Midstream Partners completed the acquisition of strategic infrastructure assets from Shell for $825 million, the partnership's largest acquisition to date. The acquisition price reflects an approximate 7.9 times multiple of the assets' forecasted 2018 adjusted earnings before interest, taxes, depreciation and amortization and is expected to be immediately accretive to unitholders. As part of the acquisition, Shell Midstream Partners further diversified its portfolio with the acquisition of Triton West LLC, which owns 5 refined products terminals located in the Pacific Northwest, Midwest and Gulf Coast. In addition, Shell Midstream Partners acquired 41.48% of the issued and outstanding membership interest in LOCAP LLC, an additional 22.9% interest in Mars Oil Pipeline Company LLC, an additional 22% interest in Odyssey Pipeline L.L.C. and an additional 10% interest in Explorer Pipeline Company,

The Board of Directors of the general partner previously declared a cash distribution of $0.333 per limited partner unit for the fourth quarter of 2017. This distribution represented an increase of 4.7% over the third quarter 2017 distribution and 20% increase over the fourth quarter 2016 distribution. This represents the twelfth consecutive quarter of distribution growth and over 100% growth since the initial distribution payment. The distribution coverage ratio was 1.2x for the fourth quarter.

“Earlier this month, we took steps to de-lever our balance sheet, which allows us to remain flexible for future growth,” said Shawn Carsten, CFO, Shell Midstream Partners. “As previously stated, we plan to acquire between $1.0 and $1.4 billion of assets from Shell in 2018, which will be funded with cash on hand and available debt capacity.”

FINANCIAL HIGHLIGHTS

•	Net income attributable to the partnership was $86.4 million, compared to $72.6 million for the prior quarter, primarily driven by the acquisition completed in December 2017.

•	Cash available for distribution was $97.0 million, compared to $83.9 million for the prior quarter, representing a 15.6% increase quarter on quarter.

•	Total cash distributions declared were $83.1 million resulting in a 1.2x coverage ratio.

•	Adjusted EBITDA attributable to the partnership was $118.7 million compared to $92.2 million for the prior quarter, representing an increase of 28.5% above the third quarter.

•	As of December 31, 2017, the partnership had $137.7 million of consolidated cash and cash equivalents on hand and $1.8 billion of total debt outstanding.

•	A new $1 billion long-term debt facility was put in place effective December 1, 2017. Our weighted average interest rate for 2017 was 2.7%.

•
Following the end of the quarter, the partnership raised approximately $980 million gross proceeds in common equity, including a $300 million private sale of common units to Shell. The partnership used the funds to pay down outstanding debt under its credit facilities and for general partnership purposes. Future growth in 2018 will be funded with cash on hand and debt.

Cash available for distribution and Adjusted EBITDA are non-GAAP supplemental financial measures. See reconciliation tables later in this press release.

ASSET HIGHLIGHTS

Onshore Crude and Refined Products Pipelines

◦
Zydeco - The partnership saw steady demand to move onshore and offshore crude to key markets in Louisiana. Mainline volumes were 649 kbpd in the current quarter, compared to 616 kbpd in the prior quarter largely due to normalized operations following Hurricane Harvey impacts in the third quarter.

◦	Colonial - Dividends returned to normal following third quarter impacts from Hurricane Harvey.

◦	Explorer - Volumes were in line with expectations. Dividends paid in the fourth quarter were in line with the new ownership interest of 12.62%.

Offshore Crude Pipelines

◦	Auger - Volumes were 26 kbpd, down from the prior quarter of 78 kbpd due to outages at the Enchilada platform.

◦
Mars - Volumes were 449 kbpd compared to 480 kbpd in the prior quarter. Third quarter volumes were largely driven by deliveries out the caverns. Dividends paid in the fourth quarter were in line with the new ownership interest of 71.5%.

◦	Poseidon - Volumes were 240 kbpd, slightly lower than the prior quarter of 257 kbpd.

◦	Odyssey - Volumes were 98 kbpd, lower than the prior quarter of 135 kbpd primarily due to outages at Delta House.

Terminals and Storage

◦	Lockport - Storage volumes were slightly higher than the prior quarter. The terminal is currently 80% utilized.

◦	Refined Products Terminals - The acquisition of 5 refined products terminals in the Pacific Northwest, Midwest and Gulf Coast closed on December 1, 2017.
ABOUT SHELL MIDSTREAM PARTNERS, L.P.
Shell Midstream Partners, headquartered in Houston, Texas, is a fee-based, growth-oriented master limited partnership that owns, operates, develops and acquires pipelines and other midstream assets. Our assets include interests in entities that own crude oil and refined products pipelines and terminals that serve as key infrastructure to (i) transport onshore and offshore crude oil production to Gulf Coast and Midwest refining markets and (ii) deliver refined products from those markets to major demand centers. Our assets also include interests in entities that own natural gas and refinery gas pipelines which transport offshore natural gas to market hubs and deliver refinery gas from refineries and plants to chemical sites along the Gulf Coast.
For more information on Shell Midstream Partners and the assets owned by the partnership, please visit www.shellmidstreampartners.com.
FORTHCOMING EVENTS
At 9 a.m. CST today, Shell Midstream Partners will hold a webcast to discuss the reported results and provide an update on partnership operations. Interested parties may listen to the conference call on Shell Midstream Partners’ website at

www.shellmidstreampartners.com by clicking on the “2017 Fourth-Quarter Financial Results Webcast” link, found under the "Events and Conferences" section. A replay of the conference call will be available following the live webcast.

Summarized Financial Statement Information

	For the Three Months Ended
(in millions of dollars)	December 31, 2017	September 30, 2017 (1)	September 30, 2017 (2)
Revenue (3)	$126.8	$121.8	$94.4
Costs and expenses
Operations and maintenance	39.8	40.7	34.2
Loss from disposition of fixed assets	0.1	—	—
General and administrative	14.9	13.6	9.6
Depreciation, amortization and accretion	11.7	10.7	8.9
Property and other taxes	3.8	4.5	3.6
Total costs and expenses	70.3	69.5	56.3
Operating income	56.5	52.3	38.1
Income from equity investments	46.1	49.1	41.2
Dividend income from investment	10.2	7.8	4.8
Other income	—		0.1
Investment, dividend and other income	56.3	56.9	46.1
Interest expense, net	10.2	9.7	9.7
Income before income taxes	102.6	99.5	74.5
Income tax expense	0.1	—	—
Net income	102.5	99.5	74.5
Net income attributable to Parent	11.2	22.1	—
Less: Net income attributable to noncontrolling interests	4.9	4.8	1.9
Net income attributable to the Partnership	$86.4	$72.6	$72.6
Less: general partner's interest in net income attributable to the Partnership	20.6	17.6	17.6
Limited Partners' interest in net income attributable to the Partnership	$65.8	$55.0	$55.0

Net income per Limited Partner Unit – Basic and Diluted (in dollars):
Common	$0.35	$0.31	$0.31
Subordinated (4)	$—	$—	$—

Weighted average Limited Partner Units outstanding – Basic and Diluted (in millions):
Common units – public	98.8	90.2	90.2
Common units – SPLC	89.0	89.0	89.0

(1) Prior quarter financial information has been retrospectively adjusted for the acquisition completed in December 2017.
(2) As previously reported in our Quarterly Report on Form 10-Q for the period ended September 30, 2017.
(3) Deferred revenue for the three months ended December 31, 2017 and September 30, 2017, including the impact of overshipments and expiring credits, was $9.9 million and $2.3 million, respectively.

(4) The subordinated units converted into common units on February 15, 2017, and were considered outstanding common units for the entire period with respect to the weighted average number of units outstanding.

Reconciliation of Adjusted EBITDA and Cash Available for Distribution to Net Income
	For the Three Months Ended
(in millions of dollars)	December 31, 2017	September 30, 2017 (1)	September 30, 2017 (2)
Net income	$102.5	$99.5	$74.5
Add:
Loss from disposition of fixed assets	0.1	—	—
Depreciation, amortization and accretion	11.7	10.7	8.9
Interest expense, net	10.2	9.7	9.7
Income tax expense	0.1	—	—
Cash distribution received from equity investments	52.1	48.4	42.5
Less:
Income from equity investments	46.1	49.1	41.2
Adjusted EBITDA	130.6	119.2	94.4
Less:
Adjusted EBITDA attributable to Parent	6.6	21.8	—
Adjusted EBITDA attributable to noncontrolling interests	5.3	5.2	2.2
Adjusted EBITDA attributable to the Partnership	118.7	92.2	92.2
Less:
Net interest paid attributable to the Partnership	10.3	9.7	9.7
Maintenance capex attributable to the Partnership	6.6	6.1	6.1
Add:
Net adjustments from volume deficiency payments attributable to the Partnership	(7.3)	4.4	4.4
Reimbursements from Parent included in partners' capital	2.5	3.1	3.1
Cash Available for Distribution Attributable to the Partnership	$97.0	$83.9	$83.9
(1) Prior quarter financial information has been retrospectively adjusted for the acquisition completed in December 2017.
(2) As previously reported in our Quarterly Report on Form 10-Q for the period ended September 30, 2017.

See "Non-GAAP Financial Measures" later in this press release.

Reconciliation of Adjusted EBITDA and Cash Available for Distribution to Net Cash Provided by Operating Activities
	For the Three Months Ended
(in millions of dollars)	December 31, 2017	September 30, 2017 (1)	September 30, 2017 (2)
Net cash provided by operating activities	$87.2	$124.2	$100.7
Add:
Interest expense, net	10.2	9.7	9.7
Income tax expense	0.1	—	—
Return of investment	5.0	2.7	3.9
Less:
Change in deferred revenue and other unearned revenue	(8.0)	3.6	3.6
Non-cash interest expense	0.1	0.2	0.2
Change in other assets and liabilities	(20.2)	13.6	16.1
Adjusted EBITDA	130.6	119.2	94.4
Less:
Adjusted EBITDA attributable to Parent	6.6	21.8	—
Adjusted EBITDA attributable to noncontrolling interests	5.3	5.2	2.2
Adjusted EBITDA attributable to the Partnership	118.7	92.2	92.2
Less:
Net interest paid attributable to the Partnership	10.3	9.7	9.7
Maintenance capex attributable to the Partnership	6.6	6.1	6.1
Add:
Net adjustments from volume deficiency payments attributable to the Partnership	(7.3)	4.4	4.4
Reimbursements from Parent included in partners' capital	2.5	3.1	3.1
Cash Available for Distribution Attributable to the Partnership	$97.0	$83.9	$83.9
(1) Prior quarter financial information has been retrospectively adjusted for the acquisition completed in December 2017.
(2) As previously reported in our Quarterly Report on Form 10-Q for the period ended September 30, 2017.

See "Non-GAAP Financial Measures" later in this press release.

Distribution Information

(in millions of dollars, except per-unit and ratio data)	For the Three Months Ended
	December 31, 2017	September 30, 2017 (1)
Quarterly distribution declared per unit	$0.3330	$0.3180

Adjusted EBITDA attributable to the Partnership (2)	$118.7	$92.2

Cash available for distribution attributable to the Partnership (2)	$97.0	$83.9

Distribution declared:
Limited Partner units – Common	$62.5	$59.7
General partner units	20.6	17.7
Total distribution declared	$83.1	$77.4

Coverage ratio (3)	1.2	1.1
(1) As previously reported in our Quarterly Report on Form 10-Q for the period ended September 30, 2017. This financial information is not affected by retrospective adjustments for the acquisition completed in December 2017.
(2) Non-GAAP measures. See reconciliation tables earlier in this press release.
(3) Coverage ratio is equal to Cash available for distribution attributable to the partnership divided by distribution declared.

Capital Expenditures
(in millions of dollars)	For the Three Months Ended
	December 31, 2017	September 30, 2017 (1)	September 30, 2017 (2)
Expansion capital expenditures	$6.7	$4.9	$4.8
Maintenance capital expenditures	8.2	11.6	9.8
Total capital expenditures paid	$14.9	$16.5	$14.6
(1) Prior quarter financial information has been retrospectively adjusted for the acquisition completed in December 2017.
(2) As previously reported in our Quarterly Report on Form 10-Q for the period ended September 30, 2017.
.

Condensed Consolidated Balance Sheet Information
(in millions of dollars)	December 31, 2017	September 30, 2017 (1)	September 30, 2017 (2)
Cash and cash equivalents	137.7	172.8	171.9
Property, plant & equipment, net	736.5	732.9	608.9
Total assets	1,366.5	1,338.8	1,116.7
Total related party debt	1,844.0	1,000.6	1,000.6
Total (deficit) equity	(565.9)	229.4	24.2
(1) Prior quarter financial information has been retrospectively adjusted for the acquisition completed in December 2017.
(2) As previously reported in our Quarterly Report on Form 10-Q for the period ended September 30, 2017.

Pipeline and Terminal Volumes and Revenue per Barrel
	For the Three Months Ended
	December 31, 2017	September 30, 2017
Pipeline throughput (thousands of barrels per day) (1)(5)
Zydeco - mainlines	649	616
Zydeco - Other segments	258	253
Zydeco total system	907	869
Mars total system	449	480
Bengal total system	556	583
Poseidon total system	240	257
Auger total system	26	78
Delta total system	188	234
Na Kika total system	32	40
Odyssey total system	98	135
LOCAP total system	1,271	1,317
Other systems	330	314

Terminals (2)
Lockport terminaling throughput and storage volumes	185	136

Revenue per barrel ($ per barrel)
Zydeco total system (3)	$0.78	$0.69
Mars total system (3)	1.40	1.43
Bengal total system (3)	0.35	0.34
Auger total system (3)	1.16	1.14
Delta total system (3)	0.57	0.54
Na Kika total system (3)	0.73	0.74
Odyssey total system (3)	0.82	0.89
Lockport total system (4)	0.25	0.31

 (1) Pipeline throughput is defined as the volume of delivered barrels.
(2) Terminaling throughput is defined as the volume of delivered barrels and storage is defined as the volume of stored barrels.
(3) Based on reported revenues from transportation and allowance oil divided by delivered barrels over the same time period. Actual tariffs charged are based on shipping points along the pipeline system, volume and length of contract.
(4) Based on reported revenues from transportation and storage divided by delivered and stored barrels over the same time period. Actual rates are based on contract volume and length.
(5)Refinery Gas Pipeline and our refined products terminals are not included above as they generate revenue under transportation and terminaling service agreements, respectively, that provide for guaranteed minimum throughput.

FORWARD LOOKING STATEMENTS
This press release includes various “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements. Forward-looking statements are statements of future expectations that are based on management’s current expectations and assumptions and involve known and unknown risks and uncertainties that could cause actual results, performance or events to differ materially from those expressed or implied in these statements. Forward-looking statements include, among other things, statements expressing management’s expectations, beliefs, estimates, forecasts, projections and assumptions. You can identify our forward-looking statements by words such as “anticipate”, “believe”, “estimate”, “expect”, “forecast”, “goals”, “objectives”, “outlook”, “intend”, “plan”, “predict”, “project”, “risks”, “schedule”, “seek”, “target”, “could”, “may”, “should” or “would” or other similar expressions that convey the uncertainty of future events or outcomes. In accordance with “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, these statements are accompanied by cautionary language identifying important factors, though not necessarily all such factors, which could cause future outcomes to differ materially from those set forth in forward-looking statements. In particular, expressed or implied statements concerning future growth, future actions, closing and funding of acquisitions, future drop downs, volumes, capital requirements, conditions or events, future impact of prior acquisitions, future operating results or the ability to generate sales, income or cash flow or the amount of distributions are forward-looking statements. Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. Future actions, conditions or events and future results of operations may differ materially from those expressed in these forward-looking statements. Forward-looking statements speak only as of the date of this press release, February 27, 2018, and we disclaim any obligation to update such statements for any reason, except as required by law. All forward-looking statements contained in this document are expressly qualified in their entirety by the cautionary statements contained or referred to in this paragraph. More information on these risks and other potential factors that could affect the Partnership’s financial results is included in the Partnership’s filings with the U.S. Securities and Exchange Commission, including in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the Partnership’s most recently filed periodic reports on Form 10-K and Form 10-Q and subsequent filing. If any of those risks occur, it could cause our actual results to differ materially from those contained in any forward-looking statement. Because of these risks and uncertainties, you should not place undue reliance on any forward-looking statement.

NON-GAAP FINANCIAL MEASURES
This press release includes the terms Adjusted EBITDA and cash available for distribution. We believe that the presentation of Adjusted EBITDA and cash available for distribution provides useful information to investors in assessing our financial condition and results of operations. Adjusted EBITDA and cash available for distribution are non-GAAP supplemental financial measures that management and external users of our condensed consolidated financial statements, such as industry analysts, investors, lenders and rating agencies, may use to assess:

•
our operating performance as compared to other publicly traded partnerships in the midstream energy industry, without regard to historical cost basis or, in the case of Adjusted EBITDA, financing methods;

•	the ability of our business to generate sufficient cash to support our decision to make distributions to our unitholders;

•	our ability to incur and service debt and fund capital expenditures; and

•	the viability of acquisitions and other capital expenditure projects and the returns on investment of various investment opportunities.
The GAAP measures most directly comparable to Adjusted EBITDA and cash available for distribution are net income and net cash provided by operating activities. These non-GAAP measures should not be considered as alternatives to GAAP net income or net cash provided by operating activities. Adjusted EBITDA and cash available for distribution have important limitations as analytical tools because they exclude some but not all items that affect net income and net cash provided by operating activities. They should not be considered in isolation or as substitutes for analysis of our results as reported under GAAP. Additionally, because Adjusted EBITDA and cash available for distribution may be defined differently by other companies in our industry, our definition of Adjusted EBITDA and cash available for distribution may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.
References in this press release to Adjusted EBITDA refer to net income before income taxes, net interest expense, gain or loss from disposition of fixed assets, allowance oil reduction to net realizable value, and depreciation, amortization and accretion, plus cash distributed to Shell Midstream Partners, L.P. from equity investments for the applicable period, less income from equity investments. We define Adjusted EBITDA attributable to Shell Midstream Partners as Adjusted EBITDA less Adjusted EBITDA attributable to noncontrolling interests and Adjusted EBITDA attributable to Parent. References to cash available for distribution refer to Adjusted EBITDA attributable to Shell Midstream Partners, less maintenance capital expenditures attributable to Shell Midstream Partners, net interest paid, cash reserves and income taxes paid, plus net adjustments from volume deficiency payments attributable to Shell Midstream Partners and certain one-time payments not reflected in net income. Cash available for distribution will not reflect changes in working capital balances.
February 27, 2018

The information in this Report reflects the unaudited consolidated financial position and results of Shell Midstream Partners, L.P.

Inquiries:
Shell Media Relations
Americas: +1 832 337 4355
Shell Investor Relations
North America: +1 832 337 2034